CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated September 25, 2009 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Senior Income Fund filed with the Securities and Exchange Commission in this initial filing to the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

June 4, 2010